Exhibit 99.1

         Genius Products Announces 2004 Strategy and Forecast


    SAN DIEGO--(BUSINESS WIRE)--Sept. 29, 2003--Genius Products (OTCBB:GNPI) has recently completed the successful raise of over $1,600,000 in a private placement of common shares to a number of accredited investors, including management and two outside directors. Funds are being used to acquire and develop a number of additional branded family entertainment properties and for general working capital expenses.
    "It is our mission to become a leading provider of quality family entertainment," stated Klaus Moeller, CEO of Genius Products Inc. "We view 2003 as the year in which we are laying the foundation to turn Genius Products into a successful, family entertainment company."
    Genius has secured the rights to entertainment properties including such famous names as Bozo the Clown, Curious George, Raggedy Ann & Andy and AMC Classic Movies. Moeller continues, "We are very pleased that we continue to have success in negotiating these enormously popular licenses. The negotiations to acquire the audio rights to these world-renowned brands have taken longer than expected, which will result in later ship dates and lower sales than expected in 2003, but we expect that during the fourth quarter, the company will begin to realize significant revenues from these licenses. We feel that we are strongly positioned for a successful 2004 and plan to achieve our sales goal in excess of $20 million and to bring the company to profitability."
    Genius has key relationships with some of the largest audio and video distributors in the world. The company also ships directly to many major mass retailers. "Our goal is to have our products in 20,000 stores by year-end 2004," stated Julie Ekelund, Senior V.P. of Sales and Marketing. "This is a significant increase from the 7,000 stores that carried our products at the beginning of 2003."
    Michael Meader, president of Genius Products added, "We plan to significantly increase the number of brands and products that Genius Products develops and distributes. We began 2003 as a single-brand company with approximately 30 Baby Genius titles. By the end of 2003, we aim to have licensed the audio and/or DVD rights to 10 brands in addition to our Baby and Kid Genius products. In 2004, we plan to add additional brands. We will also continue to develop new Baby and Kid Genius products. This aggressive product launch plan is what we need to help us achieve our goals for next year."
    Genius Products has also obtained the rights to market over 10,000 classic movies and television shows on DVD under the prestigious AMC brand, as well as The Twilight Zone audio programs. A separate agreement also provides the rights to digitally re-master and distribute over 150 of the original Bozo the Clown television shows on DVD and VHS. "We're aggressively entering the booming DVD market with highly recognized brands, allowing us to offer our retail customers proprietary products," stated Ekelund. "We will continue to acquire major music and video properties that fit our mission. We have the distribution platform established and are ready to feed our new audio and video products through to the marketplace."
    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections, prospects, and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business and other matters, which are described in the company's filings with the SEC.


    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             E-mail: info@geniusproducts.com